SUBADVISORY AGREEMENT

This Subadvisory Agreement is dated as of July 26, 2017 between PUTNAM INVESTMENT MANAGEMENT, LLC, a Delaware limited liability company (the “Adviser”) and PANAGORA ASSET MANAGEMENT, INC., a Delaware corporation (the “Subadviser”).

WHEREAS, the Adviser is a registered investment adviser under the United States Investment Advisers Act of 1940, as amended (the “Advisers Act”);

WHEREAS, the Adviser is the investment adviser of PUTNAM PANAGORA MANAGED FUTURES STRATEGY, a series of PUTNAM INVESTMENT FUNDS (the “Trust”), a Massachusetts Business Trust, pursuant to a management contract dated July 24, 2017 (the “Managed Futures Strategy Management Contract”);

WHEREAS, the Adviser is the investment adviser of PUTNAM PANAGORA RISK PARITY FUND (together with Putnam PanAgora Managed Futures Strategy, each a “Fund” and together, the “Funds”), a series of the Trust, pursuant to a management contract dated July 26, 2017 (the “Risk Parity Fund Management Contract,” and together with the Managed Futures Strategy Management Contract, collectively, each a “Fund Management Contract” and together, the “Fund Management Contracts”);

WHEREAS, the Adviser provides investment advisory services to each of (i) PUTNAM PANAGORA MANAGED FUTURES STRATEGY LTD., a Cayman Islands exempted company and wholly-owned subsidiary of the Putnam PanAgora Managed Futures Strategy, pursuant to a management contract with Putnam PanAgora Managed Futures Strategy Ltd. (the “Putnam PanAgora Managed Futures Strategy Ltd. Management Contract”), and (ii) PUTNAM PANAGORA RISK PARITY LTD., a Cayman Islands exempted company and wholly-owned subsidiary of the Putnam PanAgora Risk Parity Fund (together with Putnam PanAgora Managed Futures Strategy Ltd., each a “Company” and together, the “Companies”), pursuant to a management contract with Putnam PanAgora Risk Parity Ltd. (the “Putnam PanAgora Risk Parity Ltd. Management Contract” and, together with the Putnam PanAgora Managed Futures Strategy Ltd. Management Contract, each, a “Company Management Contract” and collectively, the “Company Management Contracts”);

WHEREAS, the Subadviser is a registered investment adviser under the Advisers Act;

WHEREAS, the Subadviser serves as subadviser to each Fund pursuant to a sub-advisory agreement dated July 26, 2017 (the “Fund Sub-Advisory Agreement”); and

WHEREAS, the Adviser desires to engage the Subadviser to act as investment subadviser to each Company:

NOW THEREFORE, in consideration of the mutual covenants herein contained, it is agreed as follows:

1.                 SERVICES TO BE RENDERED BY SUBADVISER.

(a)              The Subadviser, at its expense, will furnish continuously an investment program for that portion of each Company (a “Portfolio”), subject to the supervision of the Adviser, the Board of Directors of such Company (the “Board of Directors”), and the Funds’ Trustees (the “Trustees”), and the terms of this Agreement. The Adviser shall, in its sole discretion, determine the amount of Company assets allocated from time to time to each such Portfolio and the Subadviser acknowledges that there is no

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guarantee that any Portfolio will be of any particular size and that a Portfolio may be sized at zero in the Adviser’s sole discretion; provided that, with respect to each Company, the Board of Trustees must have approved the use of the Subadviser prior to the creation of a Portfolio for such Company. The Subadviser will determine what investments shall be purchased, held, sold or exchanged by each Company and what portion, if any, of the assets of each Company shall be held uninvested and shall, on behalf of each Company, make changes in such investments.

(b)             The Subadviser, at its expense, will furnish all necessary investment and management facilities, including salaries of personnel, required for it to execute its duties faithfully.

(c)              The Subadviser will make its officers and employees available to the Adviser, each Fund, the Trustees, and the Board of Directors from time to time at reasonable times to review and consult with the Adviser, each Fund, the Trustees, and the Board of Directors regarding the investment program of each Company. The Subadviser will furnish to the Board of Directors, each Fund, the Trustees, and the Adviser such reports and records regarding each Company and the Subadviser as the Adviser, each Fund, the Trustees, or the Board of Directors may reasonably request from time to time. The Subadviser (i) will make recommendations, in accordance with procedures established by the Adviser and each Fund, for the fair value of assets held by each Company for which market quotations are not readily available for purposes of enabling such Company’s applicable service providers to calculate the Company’s net asset value; (ii) will provide such information regarding the Subadviser’s evaluation of the liquidity of portfolio assets in each Company as the Adviser, a Fund, the Trustees, or the Board of Directors may reasonably request to address the requirements of each Fund’s liquidity risk management program; and (iii) will, upon reasonable notice, review written references to the Subadviser, its investment program for each Company, and each Company, whether in a prospectus, statement of additional information, shareholder report, sales material or otherwise.

(d)             The Subadviser shall provide the Adviser with the Subadviser’s written policies and procedures (“Compliance Policies”) as required by Rule 206(4)-7 under the Advisers Act. The Subadviser shall promptly submit to the Adviser: (i) any material changes to the Compliance Policies related to the services provided by the Subadviser to the Company, (ii) notification of the commencement of a regulatory examination of the Subadviser by any relevant regulatory authority and documentation describing the results of any such examination and of any periodic testing of the Compliance Policies, (iii) documentation of any formal, written review of the Subadviser’s Compliance Policies, (iv) notification of any material compliance matter that relates to the services provided by the Subadviser to the Company including, but not limited to, any material violation of the Compliance Policies or of the Subadviser’s code of ethics, (v) any breach of fiduciary duty or violation of the federal securities laws relating to the services provided by the Subadviser to a Company. The Subadviser shall provide the Adviser with any certifications, information and access to personnel and resources (including those resources that will permit testing of the Compliance Policies by the Adviser) that the Adviser may reasonably request. The Subadviser also agrees to provide such other information relating to the Subadviser’s compliance program as may be reasonably requested by the Company, a Fund, the Trustees, the Funds’ Chief Compliance Officer, or his or her authorized representative.

(e)             The Subadviser shall place all orders for the purchase and sale of portfolio investments with brokers or dealers selected by the Subadviser. In the selection of such brokers or dealers and the placing of such orders, to the extent applicable to a particular company investment, the Subadviser shall use its best efforts to obtain for each Company the most favorable price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as described below. In using its best efforts to obtain for each Company the most favorable price and execution available, the Subadviser, bearing in mind such Company’s best interests at all times, shall

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consider all factors it deems relevant, including by way of illustration, price, the size of the transaction, the nature of the market for the investment, the amount of the commission, the timing of the transaction taking into account market prices and trends, the reputation, experience and financial stability of the broker or dealer involved and the quality of service rendered by the broker or dealer in other transactions. Subject to such policies as a Fund may determine, the Subadviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused a Company to pay a broker or dealer that provides brokerage and research services to the Adviser or the Subadviser an amount of commission for effecting such portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Subadviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Company and to other clients of the Subadviser as to which the Subadviser exercises investment discretion. The Subadviser agrees that in connection with purchases or sales of portfolio investments, neither the Subadviser nor any officer, director, employee or agent of the Subadviser shall act as a principal or receive any commission other than as provided in Section 3.

(f)              In the performance of its duties, the Subadviser will comply with the provisions of each Company Management Contract, the Fund Sub-Advisory Agreement, each Fund’s stated investment objectives, policies and restrictions, any additional operating policies or procedures that the Adviser communicates to the Subadvisor in writing, and applicable law, and will use its best efforts to safeguard and promote the welfare of each Company and to comply with other policies which the Adviser, each Fund, the Trustees or the Directors may from time to time determine and communicate to the Subadviser, and shall exercise the same care and diligence expected of the Adviser.

(g)             The Subadviser will maintain all accounts, books and records with respect to each Company as related to the provision of services by the Subadviser as are required of, and as if each Company were, an investment company, and an investment adviser of an investment company pursuant to the 1940 Act and the Advisers Act and the rules thereunder. Any such records maintained are the property of the respective Fund, and the Subadviser agrees to provide copies of these to such Fund promptly on request.

(h)             The Subadviser shall not be obligated to pay any expenses of or for the Adviser or a Company not expressly assumed by the Subadviser pursuant to this Section 1.

(i)               The Subadviser acknowledges that each Fund, as sole shareholder of its respective wholly-owned Company, will vote the shares of all securities that are held by such Company.

(j)               The Subadviser shall not be responsible for the preparation or filing of any other reports required of a Company by any governmental or regulatory agency, except as expressly agreed to in writing.

(k)             Unless the Subadviser otherwise agrees in writing, the Subadviser will not advise or take any action on behalf of a Company in any contemplated or actual legal proceedings, including, but not limited to, bankruptcies, tax reclaims or class actions, involving the issuers of securities held or formerly held as part or all of such Company’s portfolio.

2.                 OTHER AGREEMENTS, ETC.

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It is understood that any of the shareholders, Directors, officers and employees of a Company may be a shareholder, director, officer or employee of, or be otherwise interested in, the Subadviser, and in any person controlled by or under common control with the Subadviser, and that the Subadviser and any person controlled by or under common control with the Subadviser may have an indirect interest in such Company. It is also understood that the Subadviser and any person controlled by or under common control with the Subadviser have and may have advisory, management, service or other contracts with other organizations and persons, and may have other interests and business, including proprietary interests in managed accounts and/or in Company investments. The Subadviser shall have no obligation to acquire for a Company a position in any investment which any proprietary or affiliated account may acquire, and such Company shall have no first refusal, co-investment or other rights in respect of any such investment.

3.                 COMPENSATION.

The Adviser will pay no direct fee to the Subadviser as compensation for the Subadviser’s services rendered hereunder. The Subadviser will be indirectly compensated for its services rendered hereunder pursuant to the terms of the Fund Sub-Advisory Agreement.

4.                 ASSIGNMENT TERMINATES THIS AGREEMENT; AMENDMENTS OF THIS AGREEMENT.

This Agreement shall automatically terminate without the payment of any penalty, in the event of its assignment, as that term is used in the Investment Company Act of 1940, as amended and the rules thereunder (the “1940 Act”); and this Agreement shall not be amended unless such amendment be approved by both parties hereto and the sole shareholder of each Company; provided that, if an amendment affects only one Company, then the approval of the unaffected Company is not required to effect such amendment.

5.                 EFFECTIVE PERIOD AND TERMINATION OF THIS AGREEMENT.

This Agreement shall become effective upon its execution, and shall remain in full force and effect continuously thereafter (unless terminated automatically as set forth in Section 4) until terminated. This Agreement will terminate:

(a)              Upon not more than sixty days’ nor less than thirty days’ written notice delivered or mailed by registered mail, postage prepaid, by either party to the other party, or

(b)             With respect to any Portfolio, if (i) the Trustees of the related Fund or the shareholders by the affirmative vote of a majority of the outstanding shares of such Fund, and (ii) a majority of the Trustees of such Fund who are not interested persons of such Fund or of the Adviser, by vote cast in person at a meeting called for the purpose of voting on such approval, do not specifically approve at least annually the continuance of this Agreement, then this Agreement shall automatically terminate at the close of business on the anniversary of its execution, or upon the expiration of one year from the effective date of the last such continuance, whichever is later, or

(c)              With respect to any Company, automatically upon termination of either of the applicable Company Management Contract or Fund Management Contract.

Termination of this Agreement pursuant to this Section 5 will be without the payment of any penalty.

6.                 CERTAIN DEFINITIONS.

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For the purposes of this Agreement, the terms “control” and “assignment” shall have their respective meanings defined in the 1940 Act, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under the 1940 Act; and the term “brokerage and research services” shall have the meaning given in the United States Securities Exchange Act of 1934 and the Rules and Regulations thereunder.

7.                 NON-LIABILITY OF SUB ADVISER.

In the absence of willful misfeasance, bad faith or gross negligence on the part of the Subadviser, or reckless disregard of its obligations and duties hereunder, the Subadviser shall not be subject to any liability to the Adviser, a Company or to any shareholder of a Company for any act or omission in the course of, or connected with, rendering services hereunder.

8.                 USE OF NAME

The Subadviser consents to and grants a non-exclusive license for the use by each Company, in its name or otherwise, of the name “PanAgora” (the “PanAgora Name”) and any derivatives thereof, as well as any logos that are now or shall hereafter be associated with the PanAgora Name, which are the valuable property of the Subadviser. In the event that this Agreement is terminated and the Subadviser no longer acts as subadviser to a Company, the Subadviser reserves the right to withdraw such license from such Company, the uses of the PanAgora Name and logos or any such name or logo misleadingly implying a continuing relationship between such Company and the Adviser or any of its affiliates.

9.                 APPLICABLE LAW

This Agreement is to be governed by and construed and administered according to the laws of the Commonwealth of Massachusetts. Should any part of this Agreement be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

10.             FORUM FOR ADJUDICATION OF DISPUTES.

Absent the consent in writing of all parties, the sole and exclusive forum for any action, suit, or proceeding under, arising out of, or relating to this Agreement shall be either the federal courts sitting within the City of Boston in The Commonwealth of Massachusetts or the Business Litigation Session of the Massachusetts Superior Court in Suffolk County.

11.             ADDITIONAL PROVISIONS.

(a)             The Subadviser will promptly notify the Adviser in writing of the occurrence of any of the following events:

i.                  Any breach of this Agreement;

ii.                Any of the representations and warranties of the Subadviser contained herein becomes untrue after the execution of this Agreement;

iii.              Any proposed assignment of this Agreement;

iv.               Any change in the Subadviser’s financial condition that could impact its abilities to perform its duties pursuant to this Agreement;

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v.                 The Subadviser becomes aware of any material fact respecting or relating to the Subadviser or the investment strategies of a Company that is not contained in each Fund’s Registration Statement on Form N-1A, as amended and supplemented from time to time, regarding such Company, or any amendment or supplement thereto, but that is required to be disclosed therein, and of any statement respecting or relating to the Subadviser, the Subadviser’s investment strategies or a Company contained therein that becomes untrue in any material respect;

vi.               Any event that would disqualify the Subadviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or other applicable law, rule or regulation or if the Subadviser becomes aware that it is or likely may become subject to any statutory disqualification pursuant to Section 9(b) of the 1940 Act or otherwise that prevents the Subadviser from serving as an investment adviser or performing its duties pursuant to this Agreement;

vii.             The Subadviser fails to be registered as an investment adviser under the Advisers Act or under the laws of any jurisdiction in which the Subadviser is required to be registered as an investment adviser in order to perform its obligations under the Agreement; and

viii.           The Subadviser is served or otherwise becomes aware of any action, suit, proceeding, inquiry or investigation at law or in equity, before or by any court, public board or body involving the affairs of a Company.

(b)             The Subadviser is deemed to be an independent contractor and will, unless otherwise expressly provided or authorized by a Company or the Adviser, have no authority to act for or represent such Company in any way or otherwise be deemed an agent of such Company.

(c)             Although neither Company is a party hereto and each Company shall have no responsibility for the Adviser’s or the Subadviser’s obligations hereunder, each Company and Fund is named as explicit third party beneficiary of the parties’ agreements hereunder. No shareholder or any person other than the Adviser and the Subadviser is a party to this Agreement, and no shareholder or any person other than each Company and Fund, the Adviser, and the Subadvisor shall be entitled to any right or benefit arising under or in respect of this Agreement; there are no third-party beneficiaries of this Agreement other than each Company and Fund. Without limiting the generality of the foregoing, nothing in this Agreement is intended, or shall be read, (i) to create in any shareholder other than the Funds or person other than each Company any direct, indirect, derivative, or other rights against the Adviser or Subadviser, or (ii) to create or give rise to any duty or obligation on the part of the Adviser or Subadviser (including without limitation any fiduciary duty) to any shareholder or person other than each Company and Fund, and all of the rights, duties, and obligations referred to in the foregoing clauses (i) and (ii) are hereby expressly excluded from this Agreement.

(d)             The Subadviser represents and warrants that it is registered with the Commodity Futures Trading Commission (“CFTC”) as a commodity trading advisor and commodity pool operator (“CPO”) and is a member of the National Futures Association (“NFA”).

(e)             The Adviser represents and warrants that it is registered with the CFTC as a CPO and is a member of the NFA.

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(f)              This Contract shall be executed outside of the Commonwealth of Massachusetts.

(g)             The Adviser, on behalf of each Company, represents that each Company is a “qualified eligible person” (“QEP”) as defined in Commodity Futures Trading Commission (“CFTC”) Rule 4.7 (“CFTC Rule 4.7”), and hereby consents to each Company being treated as an “exempt account” under CFTC Rule 4.7.

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IN WITNESS WHEREOF, PANAGORA ASSET MANAGEMENT, INC. and PUTNAM INVESTMENT MANAGEMENT, LLC have each caused this instrument to be signed in duplicate on its behalf by an officer duly authorized, all as of the day and year first above written.

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS BROCHURE OR ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS BROCHURE OR ACCOUNT DOCUMENT.

PUTNAM INVESTMENT MANAGEMENT, LLC

By:	/s/ Robert T. Burns
Robert T. Burns
Chief Legal Officer and General Counsel
PANAGORA ASSET MANAGEMENT, INC.

By:	/s/ Louis X. Iglesias
Louis X. Iglesias Chief Compliance Officer

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